Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements of Glucotrack, Inc. on Form S-8 (Nos. 333-281627 and 333-290076), Form S-3 (Nos. 333-282297 and 333-292695) and Form S-1 (No. 333-290587) of our report dated August 14, 2026, with respect to our audit of the financial statements of Lokahi Therapeutics Inc. (the “Company”) as of December 31, 2025, and 2024 and for each of the years then ended. Our report includes a paragraph describing the existence of substantial doubt about the Company’s ability to continue as a going concern.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statements.

/s/ Kreit & Chiu CPA LLP

New York, NY

August 28, 2026